Exhibit 12

                     DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP
                               2101 L STREET, N.W.
                           WASHINGTON, D.C. 20037-1526


                                October 15, 1999


Vision Group of Funds, Inc., on behalf of its portfolios,
Vision Mid Cap Stock Fund
Vision Growth and Income Fund
Vision Capital Appreciation Fund
5800 Corporate Drive
Pittsburgh, Pennsylvania  15237


Ladies and Gentlemen:


     You have requested our opinion concerning certain federal income tax consequences of a transaction (the "Reorganization") in which all of the assets (subject to the liabilities) of each of Vision Growth and Income Fund and Vision Capital Appreciation Fund (each an "Acquired Fund"), portfolios of Vision Group of Funds, Inc., a Maryland corporation ("Vision'), will be acquired by Vision, on behalf of its newly organized portfolio, Vision Mid Cap Stock Fund (the "Acquiring Fund"), in exchange for Class A Shares of the Acquiring Fund (the "Acquiring Fund Shares") which shall thereafter be distributed to the shareholders of each Acquired Fund (the "Acquired Fund Shareholders") in liquidation of the Acquired Fund. Vision is a registered open-end management investment company which qualifies as a regulated investment company described in Section 851(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The terms and conditions of the Reorganization are set forth in an Agreement and Plan of Reorganization dated as of June 21, 1999 between Vision, on behalf of the Acquiring Fund, and Vision, on behalf of each Acquired Fund (the "Agreement"). This opinion is rendered to you pursuant to paragraph 6(c) of the Agreement.

     We have reviewed and relied upon the Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the Reorganization, the certificate provided to us by Vision in connection with the rendering of this opinion, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

     Based  upon  and  subject  to  the   foregoing,   and  assuming   that  the
Reorganization will take place as described in the Agreement, we are of the opinion that, for federal income tax purposes:

     (a) The transfer by each Acquired Fund of all of its assets (subject to its liabilities) to the Acquiring Fund in exchange for the Acquiring Fund Shares and the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in liquidation of the Acquired Fund will each constitute a "reorganization"within the meaning of Section 368(a)(1) of the Code, and with respect to each reorganization, the Acquiring Fund and the Acquired Fund each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

     (b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets (subject to the liabilities) of each Acquired Fund solely in exchange for the Acquiring Fund Shares;

     (c) No gain or loss will be recognized by either Acquired Fund upon the transfer of its assets (subject to its liabilities) to the Acquiring Fund in exchange for the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their shares of the Acquired Fund;

     (d) No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund shares for the Acquiring Fund Shares;

     (e) The tax basis of the assets of each Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization;

     (f) The tax basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization;

     (g) The holding period of the assets of each Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund; and

     (h) The holding period of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided the Acquired Fund shares were held as capital assets on the date of the Reorganization).

     This opinion may not be applicable to certain classes of Acquired Fund Shareholders, including securities dealers, foreign persons and persons who acquired their shares pursuant to the exercise of employee stock options or rights or otherwise as compensation.

     This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively. There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service. We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

     The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement, and to the references to this firm and this opinion in the Prospectus/Proxy Statement which is contained in the Registration Statement.

                                        Very truly yours,



                                     /s/ Dickstein Shapiro Morin & Oshinsky LLP
                                         DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP